Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investors: Rainey Mancini rmancini@estee.com Media: Brendan Riley briley@estee.com

THE ESTÉE LAUDER COMPANIES REPORTS FISCAL 2025 RESULTS
New Leadership Team Delivers Strategic Progress and Outlook in Fiscal 2025 Second Half
Affirms Fiscal 2026 Outlook to Restore Positive Sales Growth and
Improve Operating Profitability
New York, August 20, 2025 - The Estée Lauder Companies Inc. (NYSE: EL) today reported its financial results for its fiscal year ended June 30, 2025.

Stéphane de La Faverie, President and CEO, said, “Having closed fiscal 2025 as expected, we remain wholly focused on continuing to execute our strategic vision of Beauty Reimagined with excellence. Despite continued volatility in the external environment, we embarked on fiscal 2026 with signs of momentum and confidence in our outlook to deliver organic sales growth this year after three years of declines and to begin rebuilding operating profitability in pursuit of a solid double-digit adjusted operating margin over the next few years.”

FISCAL 2025 SELECT FINANCIAL RESULTS (unaudited)1,2

	Year Ended June 30		Percentage Change
($ in millions, except per share data)	2025	2024
Net Sales	$14,326	$15,608	(8)%
Organic Net Sales, Non-GAAP[1]	$14,351	$15,609	(8)%

Other Financial Results:
Gross Profit	$10,597	$11,184	(5)%
Gross Margin	74.0%	71.7%
Adjusted Gross Profit, Non-GAAP[1,2]	$10,602	$11,186	(5)%
Adjusted Gross Margin, Non-GAAP[1,2]	74.0%	71.7%

Operating (Loss) Income	$(785)	$970	(100+)%
Operating Margin	(5.5)%	6.2%
Adjusted Operating Income, Non-GAAP[1,2]	$1,146	$1,588	(28)%
Adjusted Operating Margin, Non-GAAP[1,2]	8.0%	10.2%

Diluted Net (Loss) Earnings Per Common Share	$(3.15)	$1.08	(100+)%
Adjusted Diluted Net Earnings Per Common Share, Non-GAAP[1,2]	$1.51	$2.59	(42)%
1See pages 22 and 23 for reconciliation between GAAP and Adjusted Non-GAAP measures.
2Adjusted Non-GAAP measures are calculated based on Net Sales adjusted only for Returns associated with restructuring and other activities.

•As Reported and Organic Net sales decreased 8%.
•As Reported and Adjusted Gross margin expanded 230 basis points, to 74.0%, despite the decline in net sales, primarily driven by net benefits from the Company’s Profit Recovery and Growth Plan (“PRGP”) through operational efficiencies, lower excess and obsolescence and benefits from our strategic pricing actions.
•Operating margin declined to (5.5)% from 6.2% in the prior year, primarily reflecting the year-over-year increase in both goodwill and other intangible asset impairment charges of $815 million and charges associated with restructuring and other activities of $362 million. The decline also includes $159 million of aggregate charges associated with the talcum litigation settlement agreements. Adjusted operating margin contracted 220 basis points, to 8.0% from 10.2%. This reflects the increase in consumer-facing investments3, along with sales volume deleverage in fiscal 2025. These impacts were partially offset by net benefits from the Company’s PRGP that helped to reduce non-consumer-facing expenses.
•Effective tax rate was (8.9)%, a decrease compared to 47.0% in the prior year, reflecting the establishment of a valuation allowance against general foreign tax credit and research and development tax credit carryforwards, based on the Company’s assessment of the realizability of these deferred tax assets, as well as the tax impacts associated with the charges noted above. Adjusted effective tax rate was 38.8% compared with 31.0%, reflecting a higher effective tax rate on the Company's foreign operations due to its geographical mix of earnings and the unfavorable impact associated with previously issued stock-based compensation.
•Diluted net (loss) earnings per common share decreased to a net loss of $(3.15) in fiscal 2025, compared with net earnings of $1.08 in the prior year, including impacts from the charges noted above. Adjusted diluted net earnings per common share decreased to $1.51, compared with $2.59.
•For the year ended June 30, 2025:
◦Net cash flows provided by operating activities decreased to $1.27 billion, compared with $2.36 billion in the prior year, primarily reflecting lower pre-tax earnings, excluding non-cash items, as well as the unfavorable change in operating assets and liabilities. This includes the impact from the significant reduction in inventory in the prior year that drove strong net cash flows in fiscal 2024. The decrease also reflects the increase in restructuring payments.
◦Capital expenditures decreased to $602 million from $919 million in the prior year, primarily due to the prior-year payments relating to the manufacturing facility in Japan. This level of expenditures reflects the Company’s efforts in fiscal 2025 to optimize capital expenditures to improve free cash flow.
◦The Company paid dividends of $618 million compared to $947 million in the prior year, reflecting the Company’s fiscal 2025 second quarter decision to reduce its dividend to a more appropriate payout ratio.
3Consumer-facing investments includes co-operative advertising, selling, advertising and promotional expenses, as well as store operating costs.

BEAUTY GAINS AND OPERATIONAL HIGHLIGHTS
•Achieved prestige beauty share gains in some key markets:
◦In mainland China, share gains continued in the fiscal 2025 fourth quarter driven by every category and channel, led by La Mer and TOM FORD. For the full year, the Company also achieved share gains in every category, driven by La Mer and Le Labo
◦In Japan, gained share in every quarter of fiscal 2025, and continued to strengthen #1 rank in Fragrance in the fourth quarter driven by Le Labo, Jo Malone London and KILIAN PARIS
◦In the U.S.4, made significant improvement in the Company’s share trends in fiscal 2025, gaining share in the second half—led by The Ordinary, Clinique and Estée Lauder—despite a modest loss in the fourth quarter
•Ranked highly during fiscal 2025 key shopping moments in mainland China:
◦11.11 Global Shopping Festival: Estée Lauder and La Mer ranked either #1 or #2 in Prestige Beauty and Luxury and Jo Malone London ranked either #1 or #2 in Fragrance across Douyin, JD and Tmall
◦618 Shopping Festival: on Douyin and Tmall, Estée Lauder and La Mer ranked either #1 or #2 in Prestige Beauty and Luxury and Jo Malone London ranked either #1 or #2 in Prestige Fragrance, while M·A·C ranked #1 in Artistry Makeup on Douyin
•Launched breakthrough, on-trend and commercial innovations in fiscal 2025:
◦Extended halos of beloved franchises, including (i) Estée Lauder Re-Nutriv Ultimate Diamond Age Reversal Eye Creme and Double Wear Stay-in-Place 24-Hour Concealer, and (ii) fiscal 2025 fourth-quarter launches, such as La Mer The New Balancing Treatment Lotion and Clinique Almost Lipstick in Nude Honey
◦Elevated nighttime usage occasions within the moisturizer and serum subcategories with La Mer The Night Recovery Concentrate and The New Rejuvenating Night Cream
◦Captured and drove trends, including the M·A·C Nudes Collection and MACximal Sleek Satin Lipstick, Le Labo Eucalyptus 20 and Jo Malone London Hinoki and Cedarwood, as well as fiscal 2025 fourth-quarter launches, including M·A·C Lipglass Air, TOM FORD Architecture Soft Matte Blurring Cushion Foundation and The Ordinary UV Filters SPF 45 Serum
◦Priced strategically for new consumer acquisition, including Clinique Moisture Surge Active Glow Serum, The Ordinary GF 15% Solution, M·A·C Studio Fix Powder Plus Foundation, TOM FORD Slim Lip Color Shine lipstick and Jo Malone London Hand Creams, as well as the fiscal 2025 fourth-quarter launch of Clinique Dramatically Different Moisturizing Lotion+ Broad Spectrum SPF
•Expanded consumer coverage:
◦Launched eight brands in Amazon’s U.S. Premium Beauty store in fiscal 2025, including Aveda and Origins in the fiscal 2025 fourth quarter
◦Launched three brands in the Amazon.ca (Canada) Premium Beauty store in fiscal 2025 with Clinique, as well as Estée Lauder and Aveda in the fiscal 2025 fourth quarter
◦Expanded online distribution in Southeast Asia, launching 14 additional stores on Shopee and four on TikTok Shop in fiscal 2025
◦Scaled distribution of The Ordinary in fiscal 2025, including launches in Amazon’s U.S. Premium Beauty store and on TikTok Shop in the U.K., along with geographic expansion in
4Source: Circana, LLC, US Prestige Beauty Total Department/Specialty, Dollar Share Growth of Corporation, six-months ended June 2025.

Thailand, mainland China, Turkey, and, in the fourth quarter, in Brazil. The brand continues to expand in fiscal 2026, with the Company’s first launch in Amazon’s U.K. Premium Beauty store and its launch on Tmall in July 2026.
◦Broadened Fragrance distribution, including approximately 40 net new freestanding stores opened globally in fiscal 2025—led by Jo Malone London and Le Labo—including six in the fourth quarter
▪Le Labo continued to fuel Fragrance growth with strong double-digit year-over-year net sales increases in each fiscal 2025 quarter, expanding its footprint by 90 new points of distribution, including two new flagship stores—one in Beijing and the other in Seoul, its first in Korea—and its geographic expansion in Brazil
◦Clinique continues to expand in fiscal 2026, with its August 2025 launch in Amazon.com.mx (Mexico) Premium Beauty store
•Funded consumer-facing investments to fuel growth
◦Increased consumer-facing investments by approximately 400 basis points as a percentage of sales in fiscal 2025 and approximately 580 basis points in the fourth quarter—equivalent to a 3% increase in both periods. These investments were funded by net benefits from PRGP initiatives, which reduced non-consumer-facing costs by 6% in fiscal 2025, with continued progress in the fourth quarter.
•Other fiscal 2025 highlights:
◦Jo Malone London partnered with GQ for the Men of Year Awards 2024
◦KILIAN PARIS hosted an event during the Cannes Film Festival in May 2025, honoring its hero fragrance, Angels’ Share, and debuting Angels’ Share Paradis; with over 400 million impressions, the event generated over $20 million in earned media value
◦Announced Fragrance Atelier location in Paris, France; slated to open in the fiscal 2026 second quarter
◦Opened a new BioTech Hub in Belgium in December 2024 and established a collaboration with the Massachusetts Institute of Technology in January 2025, further accelerating the Company’s cutting-edge biotechnology innovations
◦Recognized for investments and expanded strategic AI partnerships to drive operational efficiencies:
▪Featured on Microsoft’s AI @ Work list as an “Agent of Change”, highlighting the Company’s dedication and leadership in AI integration across business functions
▪Announced a strategic partnership with Adobe to integrate Firefly generative AI into the Company’s existing Creative Cloud workflows, designed to drive efficiency, accelerate execution and empower creative teams to recapture time and focus on ideating and creating new artistic concepts
▪Enhanced the Company’s supply chain processes, with additional initiatives underway to further drive manufacturing efficiencies, enhance speed-to-market and ensure quality throughout the product lifecycle
◦Reinforced the Company’s presence in dermatological science through new skin care clinical and scientific research presented by Estée Lauder, Clinique and La Mer at the 20th annual Symposium for Cosmetic Advances & Laser Education (SCALE)
◦Recognized by CDP for the Company’s 2024 disclosures on its environmental impact, achieving an A for Climate, A- for Water and B for Forests

FISCAL 2025 RESULTS BY PRODUCT CATEGORY AND BY REGION

Results by Product Category (Unaudited)

	Year Ended June 30
	Net Sales		Percentage Change[1]			Operating (Loss) Income		Percentage Change
($ in millions)	2025	2024	Reported Basis	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2025	2024	Reported Basis
Skin Care	$6,962	$7,908	(12)%	—%	(12)%	$574	$735	(22)%
Makeup	4,205	4,470	(6)	—	(5)	(441)	93	(100+)
Fragrance	2,491	2,487	—	—	—	(378)	265	(100+)
Hair Care	565	629	(10)	—	(10)	(41)	(52)	21
Other	100	115	(13)	—	(13)	(13)	53	(100+)
Subtotal	$14,323	$15,609	(8)%	—%	(8)%	$(299)	$1,094	(100+)%
Returns/charges associated with restructuring and other activities	3	(1)				(486)	(124)
Total	$14,326	$15,608	(8)%	—%	(8)%	$(785)	$970	(100+)%
Non-GAAP Adjustments to As Reported Operating (Loss) Income:
Returns/charges associated with restructuring and other activities						486	124
Skin Care - Goodwill and other intangible asset impairments						375	471
Makeup - Goodwill and other intangible asset impairments						308	—
Fragrance - Other intangible asset impairment						549	—
Other - Other intangible asset impairment						54	—
Makeup - Talcum litigation settlement agreements						159	—
Skin Care - Change in fair value of DECIEM acquisition-related stock options inclusive of payroll tax						—	23
Adjusted Operating Income - Non-GAAP						$1,146	$1,588	(28)%
[1]Percentages are calculated on an individual basis.

The product category net sales commentary below reflects organic net sales, excluding the impacts from foreign currency translation. In addition to the Operational Highlights above, below are the drivers of the Company’s performance.

Skin Care
•Skin Care net sales decreased 12%, primarily due to declines from Estée Lauder and La Mer, including:
◦Lower net sales from the Company’s Asia travel retail business reflecting:
▪Ongoing subdued sentiment and lower conversion from Chinese consumers;

▪The difficult comparison to the prior year due to the Company’s resumption of replenishment orders in the fiscal 2024 third quarter and the Company’s strategic decision to reduce its exposure to reseller activity; and
▪Retailer shifts in strategies toward more profitable duty free business models in both Korea and mainland China, which led to lower replenishment orders.
◦The net sales decline from Estée Lauder in mainland China, primarily driven by the impacts from an overall challenging retail environment, including subdued consumer sentiment. This was partially offset by net sales growth from La Mer due to momentum in the second half of fiscal 2025, benefiting from the success of innovation such as The Night Recovery Concentrate and The New Balancing Treatment Lotion.
◦Mid-single-digit growth from The Ordinary, partially offsetting the above noted declines, fueled by targeted expanded consumer reach, including the brand’s fiscal 2025 launch in Amazon’s U.S. Premium Beauty Store, and innovation.
•Skin Care operating income decreased, primarily due to lower net sales, partially offset by the reduction in cost of sales and non-consumer-facing expenses, including net benefits from the PRGP. This also includes the year-over-year decrease of $96 million in goodwill and other intangible asset impairment charges relating to Dr.Jart+, with the charges recorded in the fourth quarter in both fiscal years.
◦In the fiscal 2025 fourth quarter, the Company recorded other intangible asset impairment charges totaling $375 million relating to Dr.Jart+, reflecting lower-than-expected results in Korea and mainland China. The charges are reflected in Asia/Pacific operating income.
Makeup
•Makeup net sales decreased 5%, primarily driven by:
◦The decline from M·A·C, reflecting lower net sales in the face subcategory and retail softness for the brand, which led to elevated inventory levels and retailer destocking. This was partially offset by the benefit from new product launches, including the M·A·C Nudes Collection and MACximal Sleek Satin Lipstick.
◦The decrease from Estée Lauder, primarily driven by the decline in the face subcategory, reflecting the challenges in the Company’s Asia travel retail business, as noted above—despite sequential improvement in year-over-year net sales growth in the rest of the business in the fiscal 2025 fourth quarter. This decline more than offset the benefit from new product launches, including Double Wear Stay-in-Place 24-Hour Concealer and Double Wear Stay-in-Place Matte Powder Foundation.
◦Declines in the lip and eye subcategories from Too Faced and face subcategory from Bobbi Brown, reflecting retail softness for the brands.
◦Partially offsetting these declines, Clinique’s net sales growth across all geographic regions, led by the face and lip subcategories, benefiting from its fiscal 2024 third quarter launch in Amazon’s U.S. Premium Beauty store as well as innovation such as Even Better Clinical Vitamin Makeup and the expansion of the Almost Lipstick product franchise.

•Makeup operating income declined, primarily due to the (i) impairment charges recorded in fiscal 2025 totaling $308 million, consisting of the other intangible asset impairment relating to TOM FORD as well as the goodwill and other intangible asset impairments relating to Too Faced and (ii) $159 million of aggregate charges recorded in fiscal 2025 associated with the talcum litigation settlement agreements. The decline also reflects lower net sales, partially offset by the reduction in cost of sales, including net benefits from the PRGP.
◦In the fiscal 2025 fourth quarter, the Company recorded an other intangible asset impairment charge of $50 million relating to Too Faced reflecting lower-than-expected results in key geographic regions and channels. The charge is reflected in the operating results of The Americas.
Fragrance
•Fragrance net sales were flat, primarily driven by:
◦The mid-single-digit increase from the Company’s Luxury Brands5, fueled by strong double-digit growth from Le Labo and, to a lesser extent, KILIAN PARIS. Le Labo’s performance was driven by its Classic Collection and City Exclusives, both of which benefited from innovation such as Eucalyptus 20 and Osmanthus 19, respectively, as well as targeted expanded consumer reach. This growth was partially offset by the decline from TOM FORD, primarily driven by retail softness for the brand in North America.
◦Declines from Estée Lauder’s Pleasures and Beautiful product franchises and from the Clinique Happy product franchise.
•Fragrance operating results decreased, primarily due to the $549 million other intangible asset impairment charge recorded in fiscal 2025 relating to TOM FORD as well as the increase in consumer-facing investments.
Hair Care
•Hair Care net sales decreased 10%, primarily driven by:
◦The decline from Aveda, reflecting continued softness in brick-and-mortar channels as well as freestanding store closures. This more than offset online growth, owing to the brand’s fiscal 2025 fourth-quarter launch in Amazon’s U.S. Premium Beauty store.
◦Lower net sales from The Ordinary. In addition, net sales declined from Bumble and bumble, primarily driven by softness in the specialty-multi and salon channels, partially offset by online growth from the brand’s fiscal 2024 fourth-quarter launch in Amazon’s U.S. Premium Beauty store.
•Hair Care operating results improved, reflecting disciplined expense management and lower cost of sales, partially offset by the decline in net sales.

5In fiscal 2025, the Company expanded its Luxury fragrance brand portfolio with the launch of BALMAIN Beauty.

Results by Geographic Region (Unaudited)

	Year Ended June 30
	Net Sales		Percentage Change[1]			Operating (Loss) Income		Percentage Change
($ in millions)	2025	2024	Reported Basis	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2025	2024	Reported Basis
The Americas	$4,411	$4,581	(4)%	1%	(3)%	$(918)	$34	(100+)%
Europe, the Middle East & Africa	5,375	6,140	(12)	—	(13)	610	836	(27)
Asia/Pacific	4,537	4,888	(7)	—	(7)	9	224	(96)
Subtotal	$14,323	$15,609	(8)%	—%	(8)%	$(299)	$1,094	(100+)%
Returns/charges associated with restructuring and other activities	3	(1)				(486)	(124)
Total	$14,326	$15,608	(8)%	—%	(8)%	$(785)	$970	(100+)%
Non-GAAP Adjustments to As Reported Operating (Loss) Income:
Returns/charges associated with restructuring and other activities						486	124
The Americas - Goodwill and other intangible asset impairments						911	—
Asia/Pacific - Goodwill and other intangible asset impairments						375	471
The Americas - Talcum litigation settlement agreements						159	—
The Americas - Changes in fair value of DECIEM acquisition-related stock options inclusive of payroll tax						—	14
Europe, the Middle East & Africa - Changes in fair value of DECIEM acquisition-related stock options inclusive of payroll tax						—	9
Adjusted Operating Income - Non-GAAP						$1,146	$1,588	(28)%
[1]Percentages are calculated on an individual basis.
The geographic region net sales commentary below reflects organic net sales, excluding the negative impact from foreign currency translation that is reflected in the preceding table. In addition to the Operational Highlights above, below are the drivers of the Company’s performance.

Organic Net Sales - decreased 8%, reflecting declines across all geographic regions and driven by:
•The strong double-digit net sales decline from the Company’s global travel retail business, which is included in Europe, the Middle East & Africa (“EMEA”), driven by lower net sales in Asia travel retail reflecting:
◦Ongoing subdued sentiment and lower conversion from Chinese consumers;
◦The difficult comparison to the prior year due to the Company’s resumption of replenishment orders in the fiscal 2024 third quarter and the Company’s strategic decision to reduce its exposure to reseller activity; and

◦Retailer shifts in strategies toward more profitable duty free business models in both Korea and mainland China, which led to lower replenishment orders.
•Mid-single-digit net sales decline in mainland China, primarily due to the impacts from an overall challenging retail environment, including subdued consumer sentiment. The net sales decrease in the first half of fiscal 2025 more than offset growth in the second half driven by innovation, targeted expanded consumer reach and success during key shopping moments.
•Low-single-digit net sales decline in North America, reflecting:
◦Ongoing retail softness for some brands as well as pressures from subdued consumer confidence and sentiment in the second half of fiscal 2025, which led to elevated levels of inventory and destocking at certain retailers, along with the timing of shipments compared to the prior year.
◦Partially offsetting these pressures was the benefit of expanding to eleven brands in Amazon’s U.S. Premium Beauty store from three in the prior year, as well as launching three brands in the Amazon.ca (Canada) Premium Beauty store in fiscal 2025.
Operating Results - decreased, reflecting declines across all geographic regions, primarily driven by:
•The decrease in operating results in The Americas, primarily due to:
◦Goodwill and other intangible asset impairment charges recorded in fiscal 2025 totaling $911 million, consisting of the other intangible asset impairment relating to TOM FORD and the goodwill and other intangible asset impairments relating to Too Faced.
◦The unfavorable year-over-year impact of net intercompany activity, including $334 million of lower intercompany royalty income due to the decline in income from the Company’s global travel retail business.
◦Additional drivers, including lower net sales, $159 million of aggregate charges in fiscal 2025 associated with the talcum litigation settlement agreements and an increase in consumer-facing investments.
◦The partial offsets from the reductions in cost of sales and non-consumer-facing expenses— both of which included net benefits from the PRGP.
•The decline in operating income in EMEA, primarily reflecting the decrease in net sales and, to a lesser extent, the increase in consumer-facing investments, partially offset by the reduction in cost of sales, including net benefits from the PRGP, and the favorable year-over-year impact of net intercompany activity, including $334 million of lower intercompany royalty expense due to the decline in income from the Company’s global travel retail business.
•The decline in operating income in Asia/Pacific, primarily driven by lower net sales and the unfavorable year-over-year impact of a change in policy related to local government subsidies in China. These were partially offset by the year-over-year decrease of $96 million in goodwill and other intangible asset impairment charges relating to Dr.Jart+.

Fourth Quarter Results

Results by Product Category (Unaudited)

	Three Months Ended June 30
	Net Sales		Percentage Change[1]			Operating (Loss) Income		Percentage Change
($ in millions)	2025	2024	Reported Basis	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2025	2024	Reported Basis
Skin Care	$1,705	$2,035	(16)%	(1)%	(17)%	$(210)	$(185)	(14)%
Makeup	982	1,105	(11)	(1)	(12)	(59)	37	(100+)
Fragrance	560	539	4	(1)	2	(24)	(2)	(100+)
Hair Care	141	165	(15)	—	(15)	(7)	(2)	(100+)
Other	20	27	(26)	—	(26)	12	15	(20)
Subtotal	$3,408	$3,871	(12)%	(1)%	(13)%	$(288)	$(137)	(100+%)
Returns/charges associated with restructuring and other activities	3	—				(102)	(96)
Total	$3,411	$3,871	(12)%	(1)%	(13)%	$(390)	$(233)	(67)%
Non-GAAP Adjustments to As Reported Operating Loss:
Returns/charges associated with restructuring and other activities						102	96
Skin Care - Goodwill and other intangible asset impairments						375	471
Makeup - Other intangible asset impairment						50	—
Skin Care - Changes in fair value of DECIEM acquisition-related stock options inclusive of payroll tax						—	15
Adjusted Operating Income - Non-GAAP						$137	$349	(61)%
[1]Percentages are calculated on an individual basis.

Results by Geographic Region (Unaudited)

	Three Months Ended June 30
	Net Sales		Percentage Change[1]			Operating (Loss) Income		Percentage Change
($ in millions)	2025	2024	Reported Basis	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2025	2024	Reported Basis
The Americas	$949	$1,014	(6)%	1%	(5)%	$65	$277	(77)%
Europe, the Middle East & Africa	1,293	1,652	(22)	(2)	(24)	(35)	11	(100+)
Asia/Pacific	1,166	1,205	(3)	(1)	(4)	(318)	(425)	25
Subtotal	$3,408	$3,871	(12)%	(1)%	(13)%	$(288)	$(137)	(100+%)
Returns/charges associated with restructuring and other activities	3	—				(102)	(96)
Total	$3,411	$3,871	(12)%	(1)%	(13)%	$(390)	$(233)	(67)%
Non-GAAP Adjustments to As Reported Operating Loss:
Returns/charges associated with restructuring and other activities						102	96
The Americas - Other intangible asset impairments						50	—
Asia/Pacific - Goodwill and other intangible asset impairments						375	471
The Americas - Changes in fair value of DECIEM acquisition-related stock options inclusive of payroll tax						—	6
Europe, the Middle East & Africa - Changes in fair value of DECIEM acquisition-related stock options inclusive of payroll tax						—	9
Adjusted Operating Income - Non-GAAP						$137	$349	(61)%
[1]Percentages are calculated on an individual basis.

•For the three months ended June 30, 2025, reported and organic net sales decreased 12% and 13%, respectively, compared to the prior-year period, reflecting declines across all product categories, except Fragrance, and all geographic regions.
◦Organic net sales decreased 13%, led by Skin Care and Makeup.
▪Net sales fell 17% in Skin Care, primarily driven by Estée Lauder and La Mer, reflecting the challenges in the Company’s Asia travel retail business, as previously discussed.
▪Makeup net sales decreased 12%, primarily reflecting (i) lower net sales from Estée Lauder, due to the challenges in the Company’s Asia travel retail business, (ii) declines across all geographic regions from M·A·C and (iii) lower net sales in North America, led by Too Faced, primarily due to retail softness for some brands as well as the timing of shipments.
▪Fragrance net sales increased 2%, fueled by the Company’s Luxury fragrance brands, led by Le Labo and Jo Malone London, driven by the success of hero product franchises, benefits from innovation, targeted expanded consumer reach throughout fiscal 2025 and the increase in consumer-facing investments.

▪Net sales declined 15% in Hair Care, primarily due to ongoing brick-and-mortar challenges in North America, which more than offset the benefit from the fiscal 2025 fourth-quarter launch of Aveda in Amazon’s U.S. Premium Beauty store.
▪Net sales declined in all geographic regions, primarily driven by the declines in the Company’s global travel retail business and North America, as discussed above.
◦Despite improvements in certain areas of the business, the sequential deterioration in the Company’s fiscal 2025 fourth quarter net sales results primarily reflected the stronger double-digit decline in its global travel retail business, along with softness in mainland China from ongoing subdued consumer sentiment and tighter inventory management by some retailers.
•Operating loss was $390 million, compared to $233 million in the prior-year period. Excluding returns and charges associated with restructuring and other activities, operating loss was $288 million, compared to $137 million in the prior-year period, reflecting declines across all product categories and geographic regions, except Asia/Pacific.
◦Skin Care operating loss increased, primarily reflecting lower net sales, partially offset by the reduction in non-consumer-facing expenses, the year-over-year decrease of $96 million in goodwill and other intangible asset impairment charges relating to Dr.Jart+ and lower cost of sales.
◦Operating results in Makeup decreased, primarily due to the decline in net sales and the fiscal 2025 other intangible asset impairment charge of $50 million relating to Too Faced, partially offset by lower cost of sales.
◦Fragrance operating loss increased, primarily driven by the increase in consumer-facing expenses, partially offset by the increase in net sales.
◦Operating loss increased in Hair Care, reflecting lower net sales, partially offset by the reduction in cost of sales.
◦The decline in operating income in The Americas was primarily driven by (i) the unfavorable year-over-year impact of net intercompany activity, including $145 million of lower intercompany royalty income due to the decline in income from the Company’s global travel retail business, (ii) lower net sales and (iii) the fiscal 2025 other intangible asset impairment charge of $50 million relating to Too Faced, partially offset by the decrease in non-consumer-facing expenses and cost of sales.
◦Operating results in EMEA declined, primarily due to lower net sales, partially offset by the favorable year-over-year impact of net intercompany activity, including lower royalty expense due to the decline in income from the Company’s global travel retail business, as noted above. The reduction in cost of sales, including net benefits from the PRGP, also partially offset the decline in net sales.
◦Operating loss in Asia/Pacific improved, primarily reflecting the year-over-year decrease of $96 million in goodwill and other intangible asset impairment charges relating to Dr.Jart+, the decrease in non-consumer-facing expenses and a favorable year-over-year impact associated with the timing of recognition of local government subsidies in China, partially offset by lower net sales.
•Net loss was $546 million and diluted net loss per common share was $1.51, compared to $284 million and $.79, respectively, in the prior-year period.

•During the three months ended June 30, 2025, the Company recorded restructuring and other charges and other intangible asset impairment charges that, combined, resulted in an unfavorable impact of $527 million ($408 million net of tax), equal to $1.12 per diluted share. In addition, the Company recorded a U.S. deferred tax asset valuation allowance adjustment of $172 million, equal to $.48 per diluted share. The prior-year period results include restructuring and other charges and adjustments that, combined, resulted in an unfavorable impact of $582 million ($516 million6 less the portion attributable to redeemable noncontrolling interest and net of tax), equal to $1.43 per diluted share. See page 23 for details.
•Excluding restructuring and other charges and adjustments referred to in the previous bullet, adjusted diluted net earnings per common share for the three months ended June 30, 2025 was $.09, a decrease from $.64 in the prior-year period. Adjusted diluted net earnings per common share was $.09 in constant currency.

QUARTERLY DIVIDEND
Today, the Company announced a quarterly dividend of $.35 per share on its Class A and Class B Common Stock, payable in cash on September 16, 2025 to stockholders of record at the close of business on September 2, 2025.

PROFIT RECOVERY AND GROWTH PLAN (“PRGP”)
In February 2025, the Company announced the expansion of its PRGP, including the restructuring program. While the Company realized more net benefits under the PRGP in fiscal 2025 than expected, these benefits were more than offset by sales volume deleverage, investments to restore sustainable growth and inflation. Actions under the plan are expected to be substantially completed in fiscal 2027, with a majority of the full run-rate benefits expected to be realized during fiscal 2027. The plan is designed to further transform the Company’s operating model to fund a return to sales growth in fiscal 2026 and restore a solid double-digit adjusted operating margin over the next few years, and continue to mitigate impacts from external volatility.

The Company has made meaningful progress in the execution of its PRGP, as evidenced by adjusted gross margin expansion, the advancement of planned initiatives, internally and with external partners, and cumulative actions under its restructuring program. The Company delivered over 200 basis points of adjusted gross margin expansion in fiscal 2025, despite pressure from its sales volume declines, through initiatives designed to (i) enhance operational efficiencies; (ii) reduce excess inventory; and (iii) improve the realization of net strategic pricing actions by reducing discounts and promotions. This reflects over 300 basis points of expansion in each of the first three quarters, and relatively flat adjusted gross margin in the fourth quarter—despite being the quarter with the largest sales volume decline of fiscal 2025. In addition, the Company reduced its non-consumer-facing expenses by 6% in fiscal 2025, with continued progress in the fourth quarter, to help fund consumer-facing investments, through initiatives designed to (i) reduce employee-related costs, (ii) optimize vendor management and (iii) reduce third-party labor-related costs.

6Refer to Page 23 for details on the earnings and related tax impacts associated with the fiscal 2024 non-GAAP adjustments. For fiscal 2024, this also includes the impact of redeemable noncontrolling interest of $4 million.

Restructuring Program Component of the PRGP
Relating specifically to the restructuring program component of the PRGP, once fully implemented, the Company expects to take restructuring and other charges of between $1.2 billion and $1.6 billion, before taxes, consisting of employee-related costs, asset-related costs, contract terminations and other costs associated with implementing these initiatives. The restructuring program is expected to yield annual gross benefits of between $0.8 billion and $1.0 billion, before taxes, to help restore operating margin and also fuel reinvestment in consumer-facing areas to drive sustainable sales growth.

The Company estimates a net reduction in positions of 5,800 to 7,000, including approvals to date. This net reduction takes into account the elimination of positions after retraining and redeployment of certain employees in select areas. Approvals for specific initiatives under this restructuring program, in total, are expected to be completed by the end of fiscal 2026. The restructuring program’s focus includes the (i) reorganization and rightsizing of certain areas, (ii) simplification and acceleration of processes, (iii) outsourcing of select services and (iv) evolution of go-to-market footprint and selling models.

As of June 30, 2025, the Company has recognized total cumulative charges under the restructuring component of the PRGP of $610 million, consisting primarily of employee-related costs. As of August 13, 2025, the Company has approved initiatives totaling cumulative charges of $747 million and a net reduction of over 3,200 positions. Inclusive of approvals through August 2025 and relative to the high end of the total expected ranges, the Company has approved initiatives that account for over 60% of the expected gross benefits and nearly 50% of both the expected charges and net reduction in positions.

OUTLOOK FOR FISCAL 2026 FULL YEAR
As the Company has done historically, it continues to develop its strategy, assess performance and allocate resources by product category and will continue to report results by product category. To enhance accountability and streamline operations within the organization, as well as to align with its recently announced leadership changes, the Company has reorganized its geographic regions. Beginning with the fiscal 2026 first quarter, the Company will be reporting its fiscal 2026 and comparable fiscal 2025 results by geographic region under the new regional structure. The Company’s four new geographic regions are:
•The Americas, including North America and Latin America
•Europe, the United Kingdom and Ireland and Emerging Markets (“EUKEM”), including the markets of the Company’s previously reported EMEA region, as well as the Southeast Asian Emerging Markets, which were previously reported in its Asia/Pacific region—Indonesia, Malaysia, the Philippines, Thailand, and Vietnam
•Asia/Pacific, including the Company’s global travel retail business, which was previously reported in the EMEA region
•Mainland China, which was previously reported in the Company’s Asia/Pacific region, will now be reported as a separate region

See page 26 for fiscal 2025 and 2024 full-year and fourth quarter net sales results presented under the new regional structure.

The Company continues to closely monitor evolving trade policies and enacted tariffs, and its task force has been actively evaluating developments and mitigation strategies to reduce the potential impacts of tariffs. The Company has implemented a range of actions, including leveraging available trade programs and further optimizing its regional manufacturing footprint to bring production closer to the consumer—including through its facility in Japan. These efforts, combined with increased supply chain agility, are helping to offset more than half of the expected impacts and better position the Company to adapt quickly as trade policies continue to evolve.

Based on current information and net of planned mitigation actions, the Company expects tariff-related headwinds to impact fiscal 2026 profitability by approximately $100 million. The Company continues to evaluate additional strategies, including further PRGP initiatives and potential pricing actions.

In terms of recently enacted tariffs, the Company’s assumption reflects the following incremental rates on its most material flow of goods:
•For U.S. imports: (i) from Switzerland a 39% rate, (ii) from Canada a 35% rate, (iii) from China a 30% rate, (iv) from Mexico a 25% rate, (v) from both the European Union and Japan a 15% rate and (vi) from the U.K. a 10% rate
•For Canada imports from the U.S., a 25% rate
•For China imports from the U.S., a 10% rate

Beginning with fiscal 2026, the Company is providing only an annual outlook. This approach gives the Company more agility and flexibility to navigate ongoing volatility while better aligning with its long-term value creation and strategic priorities.

Reconciliation between GAAP and Non-GAAP - Net Sales Growth (Unaudited)

Twelve Months Ending
June 30, 2026(F)
As Reported - GAAP	2% - 5%
Impact of foreign currency translation	2
Returns associated with restructuring and other activities(1)	—
Organic, Non-GAAP	0% - 3%
(F)Represents forecast, using spot rates as of June 30, 2025.
(1)The net sales growth impact of returns associated with restructuring and other activities includes approvals to date. Additional returns associated with restructuring and other activities are anticipated as initiatives are approved in fiscal 2026.

Reconciliation between GAAP and Non-GAAP - Diluted Net Earnings (Loss) Per Common Share (“EPS”) (Unaudited)

	Twelve Months Ending
	June 30
	2026(F)	2025	Growth
Forecasted/As Reported EPS - GAAP	$1.63 - $1.87	$(3.15)	100+%

Non-GAAP
Restructuring and other charges(1)	.23 - .27	1.06
Goodwill and other intangible asset impairments	—	2.78
U.S. deferred tax asset valuation allowance adjustment	—	.48
Talcum litigation settlement agreements(2)	—	.34
Forecasted/Adjusted EPS - Non-GAAP	$1.90 - $2.10	$1.51	26% - 39%
Impact of foreign currency translation	(.03)
Forecasted/Adjusted Constant Currency EPS - Non-GAAP	$1.87 - $2.07	$1.51	24% - 37%
(F)Represents forecast, using spot rates as of June 30, 2025.
(1)The diluted net earnings per common share impact of restructuring and other charges includes approvals to date. Additional restructuring and other charges are anticipated as initiatives are approved in fiscal 2026.

(2)No assumptions included in the fiscal 2026 forecast.

The Company has reflected the following assumptions in its fiscal 2026 full-year outlook:
•Global prestige beauty growth between 2% and 3%
•Organic net sales assumptions:
◦Tighter monitoring of inventory in trade and a significant reduction in discounts, reflecting the Company’s planned actions to better align its retail and net sales growth
◦Mid-single-digit return to growth in mainland China, reflecting early signs of stabilization
◦At the mid-point of the outlook range, a return to modest growth in the Company’s global travel retail business, with a wider second-half fiscal 2026 outlook range, reflecting:
▪An improvement in shipments compared to fiscal 2025, particularly in the first half of fiscal 2026, in Asia travel retail as the Company anniversaries the impacts of actions taken to improve retailer inventory levels and the Company’s strategic decision to reduce its exposure to reseller activity;
▪Offset to some extent by the ongoing volatility in Asia travel retail—including weak conversion
◦Low-single-digit growth in the Company’s markets—excluding mainland China—reflecting improvements in year-over-year growth rates in most markets compared to growth rates in fiscal 2025
◦Low-single-digit decline to slightly positive in the fiscal 2026 first quarter. This reflects high-single-digit growth in the Company’s global travel retail business, while maintaining the Company’s strategic initiative to keep the mix of business in line with industry norms. In addition, the Company anticipates, a return to solid growth in mainland China and a more moderate decline in the remainder of the business.
•As of August 13, 2025, an unfavorable impact of approximately $100 million on profitability from currently enacted incremental tariffs, net of the Company’s planned mitigation strategies

•Adjusted operating margin of 9.4% to 9.9%, reflecting greater expansion in the second half of fiscal 2026 as PRGP benefits are expected to build sequentially each quarter
•An adjusted effective tax rate of approximately 36%, reflecting the Company’s estimated geographical mix of earnings and a higher rate in the fiscal 2026 first quarter of approximately 40%, with improvement expected as profitability builds throughout the year. The Company is monitoring certain provisions in global tax regulations that may expire during fiscal 2026, which, if not extended, could increase its effective tax rate.
•Net cash flows provided by operating activities to be between $1.0 billion and $1.1 billion, representing a decline from fiscal 2025 and reflecting higher restructuring payments that are expected to peak in fiscal 2026, partially offset by the Company’s continued focus on managing working capital
•Capital expenditures to be approximately 4% of projected sales, reflecting a more efficient and normalized level of expenditures, along with the Company’s focus on optimizing its investments overall as it prioritizes consumer-facing investments to fuel growth—including upgrades to existing brick-and-mortar and online distribution channels, along with targeted expanded consumer reach
•No deterioration in the geopolitical landscape or related impacts, including tariffs and consumer sentiment

The Company continues to monitor the effects of the global macro environment, including the risk of recession; currency volatility; inflationary pressures; supply chain challenges; social and political issues; competitive pressures; legal and regulatory matters, including the imposition of tariffs and sanctions; geopolitical tensions; and global security issues. The Company is also mindful of inflationary pressures (including those caused by tariffs) on its cost base and is monitoring the impact on consumer preferences, the impact of changes being made in the organization, including those related to Beauty Reimagined and the PRGP, as well as the potential impact of changes expected to be made as part of the PRGP on suppliers, retailers and others, and challenges relating to successfully outsourcing select services.

CONFERENCE CALL AND WEBCAST DETAILS
The Estée Lauder Companies will host a conference call at 8:30 a.m. (ET) today, August 20, 2025 to discuss its results for fiscal 2025. The dial-in number for the call is 877-883-0383 in the U.S. or 412-902-6506 internationally (conference ID number: 9963609).

The call will also be webcast live at http://www.elcompanies.com/investors/events-and-presentations and will be available for replay until September 3, 2025.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Statements in this press release, in particular those in “Outlook,” as well as remarks by the CEO and other members of management, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may address the Company’s expectations regarding sales, earnings or other future financial performance and liquidity, other performance measures, product introductions, entry into new geographic regions, information technology initiatives, new methods of sale, the Company’s long-term strategy, restructuring and other charges and resulting cost savings, and future operations or operating results. These statements may contain words like “expect,” “will,” “will likely result,” “would,” “believe,” “estimate,” “planned,” “plans,” “intends,” “may,” “should,” “could,” “anticipate,” “estimate,” “project,” “projected,” “forecast,” and “forecasted” or similar expressions. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, actual results may differ materially from the Company’s expectations.
Factors that could cause actual results to differ from expectations include, without limitation:

(1)increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;
(2)the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;
(3)consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and the Company’s inability to collect receivables;
(4)destocking and tighter working capital management by retailers;
(5)the success, or changes in timing or scope, of new product launches and the success, or changes in timing or scope, of advertising, sampling and merchandising programs;
(6)shifts in the preferences of consumers as to how they perceive value and where and how they shop;
(7)social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
(8)changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;
(9)foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;
(10)changes in global or local conditions, including those due to volatility in the global credit and equity markets, government economic policies, natural or man-made disasters, real or perceived epidemics, supply chain challenges, inflation, or increased energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture the Company’s products or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives, or by restructurings;
(12)real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;
(13)changes in product mix to products which are less profitable;
(14)the Company’s ability to acquire, develop or implement new information technology, including operational technology and websites, on a timely basis and within the Company’s cost estimates; to maintain continuous operations of its new and existing information technology; and to secure the data and other information that may be stored in such technologies or other systems or media;
(15)the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;
(16)consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;
(17)the timing and impact of acquisitions, investments and divestitures; and
(18)additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2024.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers, marketers and sellers of quality skin care, makeup, fragrance and hair care products, and is a steward of luxury and prestige brands globally. The Company’s products are sold in approximately 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Lab Series, Origins, M·A·C, La Mer, Bobbi Brown Cosmetics, Aveda, Jo Malone London, Bumble and bumble, Darphin Paris, TOM FORD, Smashbox, AERIN Beauty, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, KILIAN PARIS, Too Faced, Dr.Jart+, and the DECIEM family of brands, including The Ordinary and NIOD.

ELC-F
ELC-E

CONSOLIDATED STATEMENT OF (LOSS) EARNINGS (Unaudited)

	Three Months Ended June 30		Percentage Change	Year Ended June 30		Percentage Change
($ in millions, except per share data)	2025	2024		2025	2024
Net sales(A)	$3,411	$3,871	(12)%	$14,326	$15,608	(8)%
Cost of sales(A)	955	1,093	(13)	3,729	4,424	(16)
Gross profit	2,456	2,778	(12)	10,597	11,184	(5)
Gross margin	72.0%	71.8%		74.0%	71.7%

Operating expenses
Selling, general and administrative(B)	2,315	2,444	(5)	9,456	9,621	(2)
Restructuring and other charges(A)	106	96	10	481	122	100+
Goodwill impairment(C)	—	291	(100)	13	291	(96)
Impairment of other intangible assets(C)	425	180	100+	1,273	180	100+
Talcum litigation settlement agreements(D)	—	—	—	159	—	100
Total operating expenses	2,846	3,011	(5)	11,382	10,214	11
Operating expense margin	83.4%	77.8%		79.4%	65.4%

Operating (loss) income	(390)	(233)	(67)	(785)	970	(100+)
Operating (loss) income margin	(11.4)%	(6.0)%		(5.5)%	6.2%

Interest expense	88	91	(3)	357	378	(6)
Interest income and investment income, net	29	41	(29)	114	167	(32)
Other components of net periodic benefit cost	2	(4)	100+	12	(13)	100+
(Loss) earnings before income taxes	(451)	(279)	(62)	(1,040)	772	(100+)
Provision for income taxes(E)	95	7	100+	93	363	(74)
Net (loss) earnings	(546)	(286)	(91)	(1,133)	409	(100+)
Net loss (earnings) attributable to redeemable noncontrolling interest	—	2	(100)	—	(19)	100
Net (loss) earnings attributable to The Estée Lauder Companies Inc.	$(546)	$(284)	(92)%	$(1,133)	$390	(100+)%

Net (loss) earnings attributable to The Estée Lauder Companies Inc. per common share
Basic	$(1.51)	$(.79)	(92)%	$(3.15)	$1.09	(100+)%
Diluted	$(1.51)	$(.79)	(92)%	$(3.15)	$1.08	(100+)%

Weighted-average common shares outstanding
Basic	360.7	359.4		360.1	359.0
Diluted	360.7	359.4		360.1	360.8

(A) Included in net sales, cost of sales and restructuring and other charges are the impacts of returns and charges associated with the restructuring program component of the PRGP and the Post-COVID Business Acceleration Program (the “PCBA Program”).

As a component of the PRGP, communicated on November 1, 2023, on February 5, 2024, the Company announced a two-year restructuring program. The restructuring program’s main focus included the reorganization and rightsizing of certain areas of the Company’s business as well as simplification and acceleration of processes. The Company planned to substantially complete specific initiatives under the restructuring program through fiscal 2026. The Company expected that the restructuring program would result in restructuring and other charges totaling between $500 million and $700 million, before taxes, consisting of employee-related costs, asset-related costs, contract terminations and other costs associated with implementing these initiatives.

After reviewing additional potential initiatives and the progress of previously approved initiatives, on February 3, 2025, the Company committed to the expansion of the PRGP, including an expansion of the restructuring program.

The expanded component of the restructuring program began during the Company’s fiscal 2025 third quarter with all initiatives to be approved by the end of fiscal 2026. Specific initiatives under the expanded component of the restructuring program are expected to be substantially completed by the end of fiscal 2027. The now expanded restructuring program’s focus includes (i) reorganization and rightsizing of certain areas and (ii) simplification and acceleration of processes, along with the newly added focus on (i) outsourcing of select services and (ii) evolution of go-to-market footprint and selling models.

The Company expects that the restructuring program will result in restructuring and other charges totaling between $1.2 billion and $1.6 billion, before taxes, consisting of employee-related costs, asset-related costs, contract terminations and other costs associated with implementing these initiatives.

Under the PCBA Program, the Company approved specific initiatives through fiscal 2022 and has substantially completed those initiatives through fiscal 2023. Additional information about the PCBA Program is included in the notes to consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2024.

(B) For the three and twelve months ended June 30, 2024, the Company recorded $15 million ($11 million, less the portion attributable to redeemable noncontrolling interest and net of tax, or $.03 per common share) and $23 million ($18 million, less the portion attributable to redeemable noncontrolling interest and net of tax, or $.05 per common share), respectively, of expense related to the change in fair value of DECIEM acquisition-related stock options inclusive of payroll tax.

(C) During the fiscal 2025 second quarter, the TOM FORD brand experienced lower-than-expected growth within key geographic regions and channels, including in mainland China, Asia travel retail and Hong Kong SAR. Also during the fiscal 2025 second quarter, the Too Faced reporting unit experienced lower-than-expected results in key geographic regions and channels. As a result, the Company made revisions to the internal forecasts relating to its TOM FORD brand and Too Faced reporting unit. Additionally, there were increases in the weighted average cost of capital for both the TOM FORD brand and Too Faced reporting unit as compared to the prior-year annual goodwill and other indefinite-lived intangible asset impairment testing as of April 1, 2024. The Company concluded that the changes in circumstances in the TOM FORD brand and Too Faced reporting unit, along with increases in the weighted average cost of capital, triggered the need for interim impairment reviews of the TOM FORD trademark and the Too Faced trademark and goodwill. These changes in circumstances were also an indicator that the carrying amounts of Too Faced’s long-lived assets, including customer lists, may not be recoverable. After performing the relevant impairment assessments, the Company recorded $773 million and $75 million of trademark intangible asset impairment charges for TOM FORD and Too Faced, respectively, as well as a $13 million goodwill impairment charge related to Too Faced.

Based on the Company’s annual goodwill and other indefinite-lived intangible asset impairment testing as of April 1, 2025, the Company determined that the carrying value of the Dr.Jart+ and Too Faced trademarks exceeded their estimated fair values. As it relates to Dr.Jart+, a decision was made in the prior year in the reporting unit’s operating plan to exit the travel retail channel. A revised strategy was implemented that included increased direct investment in other areas of the business, including in mainland China, to support the brand’s future growth. However, given the lower-than-expected growth within key geographic regions in fiscal 2025, specifically within mainland China and Korea, it was determined that revisions to the internal forecasts were necessary which were finalized and approved in the fiscal 2025 fourth quarter in connection with the brand’s annual planning process, and reflected in the goodwill and other indefinite-lived intangible asset impairment testing as of April 1, 2025. The Too Faced reporting unit continued to experience lower-than-expected results in key geographic regions and channels and as such, it was determined that revisions to the internal forecasts were necessary. These changes in circumstances were also indicators that the carrying amounts of their respective long-lived assets, including customer lists, may not be recoverable. After performing the relevant impairment assessments, the Company recorded $83 million and $50 million of trademark intangible asset impairment charges for Dr.Jart+ and Too Faced, respectively, and a $292 million impairment charge related to the customer list intangible asset for Dr.Jart+.

For the three months ended June 30, 2025, other intangible asset impairment charges were $425 million ($327 million, net of tax), with a combined impact of $.89 per common share. For the twelve months ended June 30, 2025, goodwill impairment charges were $13 million and other intangible asset impairment charges were $1,273 million (combined $1,001 million, net of tax), with a combined impact of $2.78 per common share.

Based on the Company’s annual goodwill and other indefinite-lived intangible asset impairment testing as of April 1, 2024, the Company determined that the carrying value of the Dr.Jart+ reporting unit and trademark exceeded their estimated fair values. Given the lower-than-expected growth within key geographic regions, the reporting unit has made a strategic shift in its operating plan to exit the travel retail channel. This revised strategy also includes increased direct investment in other areas of the business, including in mainland China, to support the brand’s future growth. As a result of these changes in strategy, the Company made revisions to the internal forecasts relating to the Dr.Jart+ reporting unit which were finalized and approved in the fiscal 2024 fourth quarter, and reflected in the goodwill and other indefinite-lived intangible asset impairment testing as of April 1, 2024. These changes in circumstances were also indicators that the carrying amounts of its respective long-lived assets may not be recoverable. After performing the relevant impairment assessments, the Company recorded a goodwill impairment charge of $291 million and a trademark intangible asset impairment charge of $180 million related to Dr.Jart+ (combined $430 million, net of tax), with a combined impact of $1.19 per common share, for the three and twelve months ended June 30, 2024.

(D) From the end of August 2024 through October 2024, the Company reached agreements with certain plaintiff law firms (collectively, the “talcum litigation settlement agreements”) for: (i) the resolution of pending cosmetic talcum powder matters handled by those firms as well as (ii) a process for resolving potential future cosmetic talcum powder claims expected to be brought on behalf of plaintiffs by those firms from January 1, 2025 through December 31, 2029, with annual capped amounts per year for each participating law firm. To account for the talcum litigation settlement agreements, the Company recorded a charge of $159 million in the fiscal 2025 first quarter for the amount agreed to settle the current claims and an estimated amount for potential future claims.

(E) During fiscal 2025, the Company established a U.S. valuation allowance of $172 million against general foreign tax credit and research and development tax credit carryforwards as it was determined more-likely-than-not that these deferred tax assets would not be realized. This determination was driven by the Company’s weighing of relevant evidence including lower U.S. taxable income in fiscal 2025 as compared to recent years, reflecting reduced income from its travel retail business, and the resulting uncertainty about the ability to realize the carryforwards prior to expiration.

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring and other activities and adjustments, as well as organic net sales. Included herein are reconciliations between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of (loss) earnings accounts before and after these items. The Company uses certain non-GAAP financial measures, among other financial measures, to evaluate its operating performance, which represent the manner in which the Company conducts and views its business. Management believes that excluding certain items that are not comparable from period-to-period, or do not reflect the Company’s underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze operating performance from period-to-period. In the future, the Company expects to incur charges or adjustments similar in nature to those presented herein; however, the impact to the Company’s results in a given period may be highly variable and difficult to predict. The Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies. While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States. Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations. Therefore, the Company presents certain net sales, operating results, provision for income taxes and diluted net (loss) earnings per common share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. The Company calculates constant currency information by translating current-period results using prior-year period monthly average foreign currency exchange rates and adjusting for the period-over-period impact of foreign currency cash flow hedging activities.

Reconciliation between GAAP and Non-GAAP Net Sales (Unaudited)
	Three Months Ended June 30		Percentage Change	Twelve Months Ended June 30		Percentage Change
($ in millions)	2025	2024		2025	2024
Net Sales	$3,411	$3,871	(12)%	$14,326	$15,608	(8)%
Non-GAAP Adjustments
Returns associated with restructuring and other activities	(3)	—		(3)	1
Adjusted Net Sales, Non-GAAP	3,408	3,871		14,323	15,609
Impact of foreign currency translation	(27)	—	(1%)	28	—	(1%)
Organic Net Sales, Non-GAAP[1]	$3,381	$3,871	(13)%	$14,351	$15,609	(8)%
[1]Organic net sales represents net sales excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures; as well as the impact from foreign currency translation. The Company believes that the Non-GAAP measure of organic net sales growth provides year-over-year sales comparisons on a consistent basis.

Reconciliation of Certain Consolidated Statements of (Loss) Earnings Accounts Before and After Returns, Charges and Other Adjustments (Unaudited)[1]
	Three Months Ended June 30		Percentage Change	Twelve Months Ended June 30		Percentage Change
($ in millions, except per share data)	2025	2024		2025	2024
Gross Profit	$2,456	$2,778	(12)%	$10,597	$11,184	(5)%
Non-GAAP Adjustments
Restructuring and other activities	(4)	—		5	2
Adjusted Gross Profit, Non-GAAP	$2,452	$2,778	(12)%	$10,602	$11,186	(5)%

Gross Margin	72.0%	71.8%		74.0%	71.7%
Non-GAAP Adjustments
Restructuring and other activities	(0.1)	—		—	—
Adjusted Gross Margin, Non-GAAP	71.9%	71.8%		74.0%	71.7%

Operating (Loss) Income	$(390)	$(233)	(67)%	$(785)	$970	(100+)%
Non-GAAP Adjustments
Restructuring and other charges	102	96		486	124
Goodwill and other intangible asset impairments	425	471		1,286	471
Talcum litigation settlement agreements	—	—		159	—
Change in fair value of DECIEM acquisition-related stock options	—	15		—	23
Adjusted Operating Income, Non-GAAP	$137	$349	(61)%	$1,146	$1,588	(28)%

Operating Margin	(11.4)%	(6.0)%		(5.5)%	6.2%
Non-GAAP Adjustments
Restructuring and other charges	3.0	2.5		3.4	0.8
Goodwill and other intangible asset impairments	12.5	12.2		9.0	3.0
Talcum litigation settlement agreements	—	—		1.1	—
Change in fair value of DECIEM acquisition-related stock options	—	0.4		—	0.1
Adjusted Operating Margin, Non-GAAP	4.0%	9.0%		8.0%	10.2%

Provision for Income Taxes	$95	$7	100+%	$93	$363	(74)%
Effective Tax Rate ("ETR")	(21.1)%	(2.5)%		(8.9)%	47.0%
Tax Impact on Non-GAAP adjustments
Restructuring and other charges	21	21		105	27
Goodwill and other intangible asset impairments	98	41		285	41
U.S. deferred tax asset valuation allowance adjustment	(172)	—		(172)	—
Talcum litigation settlement agreements	—	—		35	—
Adjusted Provision for Income Taxes, Non-GAAP	$42	$69		$346	$431
Adjusted ETR, Non-GAAP	55.3%	22.8%		38.8%	31.0%

Diluted Net (Loss) Earnings Per Common Share	$(1.51)	$(.79)	(92)%	$(3.15)	$1.08	(100+)%
Non-GAAP Adjustments
Restructuring and other charges	.23	.21		1.06	.27
Goodwill and other intangible asset impairments	.89	1.19		2.78	1.19
U.S. deferred tax asset valuation allowance adjustment	.48	—		.48	—
Talcum litigation settlement agreements	—	—		.34	—
Change in fair value of DECIEM acquisition-related stock options (less the portion attributable to redeemable noncontrolling interest)	—	.03		—	.05
Adjusted Diluted Net Earnings Per Common Share, Non-GAAP[2]	$.09	$.64	(85)%	$1.51	$2.59	(42)%
[1]Percentages are calculated on an individual basis.
[2]For the three and twelve months ended June 30, 2025 the effects of potentially dilutive stock options, performance share units, and restricted stock units of approximately 1.2 million shares were excluded from the computation of As Reported and adjustments to Non-GAAP diluted loss per common share as they were anti-dilutive due to the net loss incurred during the periods. These shares were added to the weighted-average common shares outstanding to calculate Non-GAAP diluted earnings per common share.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited, except where noted)

	June 30, 2025	June 30, 2024
($ in millions)		(Audited)
ASSETS

Cash and cash equivalents	$2,921	$3,395
Accounts receivable, net	1,530	1,727
Inventory and promotional merchandise	2,074	2,175
Prepaid expenses and other current assets	544	625
Total current assets	7,069	7,922
Property, plant and equipment, net	3,172	3,136
Operating lease right-of-use assets	1,952	1,833
Other assets	7,699	8,786
Total assets	$19,892	$21,677

LIABILITIES AND EQUITY

Current debt	$3	$504
Accounts payable	1,497	1,440
Operating lease liabilities	406	354
Other accrued liabilities	3,529	3,404
Total current liabilities	5,435	5,702
Long-term debt	7,314	7,267
Long-term operating lease liabilities	1,744	1,701
Other noncurrent liabilities	1,534	1,693
Total noncurrent liabilities	10,592	10,661
Total equity	3,865	5,314
Total liabilities and equity	$19,892	$21,677

SELECT CASH FLOW DATA (Unaudited, except where noted)

	Twelve Months Ended June 30
($ in millions)	2025	2024 (Audited)
Net (loss) earnings	$(1,133)	$409
Adjustments to reconcile net (loss) earnings to net cash flows from operating activities:
Depreciation and amortization	829	825
Deferred income taxes	(396)	(265)
Impairment of goodwill and other intangible assets	1,286	471
Other items	337	289
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable, net	230	(285)
Decrease in inventory and promotional merchandise	184	766
(Increase) decrease in other assets, net	(11)	15
(Decrease) increase in accounts payable and other liabilities	(54)	135
Net cash flows provided by operating activities	$1,272	$2,360

Other Investing and Financing Sources (Uses):
Capital expenditures	$(602)	$(919)
Repayments of current debt, net	—	(215)
Repayments of commercial paper (maturities after three months)	—	(785)
Proceeds from issuance of long-term debt, net	—	648
Repayments of long-term debt	(505)	(10)
Dividends paid to stockholders	(618)	(947)
Payments to acquire treasury stock	(35)	(35)
Payments for acquisition of redeemable noncontrolling interest	—	(745)

Supplemental cash flow information:
Cash paid for interest	$353	$359
Cash paid for income taxes	630	550

As referenced on page 14, beginning with the fiscal 2026 first quarter, the Company will be reporting its fiscal 2026 and comparable fiscal 2025 results by geographic region under the new regional structure. Presented below are the fiscal 2025 and 2024 full-year and fourth quarter net sales results by geographic region under this new regional structure:

Results by Geographic Region (Unaudited)

	Year Ended June 30
	Net Sales		Percentage Change[1]
($ in millions)	2025	2024	Reported Basis	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)
The Americas	$4,410	$4,579	(4)%	1%	(3)%
EUKEM	3,566	3,539	1	(1)	(1)
Asia/Pacific	3,606	4,587	(21)	1	(21)
Mainland China	2,741	2,904	(6)	—	(6)
Subtotal	$14,323	$15,609	(8)%	—%	(8)%
Returns/charges associated with restructuring and other activities	3	(1)
Total	$14,326	$15,608	(8)%	—%	(8)%
[1]Percentages are calculated on an individual basis.

	Three Months Ended June 30
	Net Sales		Percentage Change[1]
($ in millions)	2025	2024	Reported Basis	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)
The Americas	$941	$994	(5)%	1%	(4)%
EUKEM	828	814	2	(5)	(3)
Asia/Pacific	906	1,318	(31)	—	(31)
Mainland China	733	745	(2)	—	(1)
Subtotal	$3,408	$3,871	(12)%	(1)%	(13)%
Returns/charges associated with restructuring and other activities	3	—
Total	$3,411	$3,871	(12)%	(1)%	(13)%
[1]Percentages are calculated on an individual basis.

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